Exhibit 4.12

WPP PLC

RULES OF THE WPP PLC ANNUAL BONUS DEFERRAL PROGRAMME1

Adopted by the Compensation Committee on 29 November 2000 and amended by resolutions of the Compensation Committee dated 18 August 2005, 9 August 2007, 4 August 2008, 29 September 2008 and 17 December 2008

As approved by shareholders of WPP Group plc on 30 October 2008 prior to the introduction of a new holding company by a scheme of arrangement under Part 26 of the Companies Act 2006.

As approved by the shareholders of WPP plc on 30 September 2008 and adopted by the Board of Directors of WPP plc on 30 September 2008

Amended by resolutions of the Compensation Committee on 21 October 2008, 11 May 2010 and 12 November 2012

[1]	Amended by Resolution of the Compensation Committee dated 17 December 2008

Squire Sanders (UK) LLP

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London

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United Kingdom

DX 136546 Bishopsgate 2

Office: +44 (0)20 7655 1000

Fax:     +44 (0)20 7655 1001

Reference WPP.002-1470

CONTENTS

1 DEFINITIONS	2

2 AWARDS AND INVESTED SHAREHOLDINGS	6

3 FORFEITURE OF AWARDS	8

4 DIVIDENDS, SCRIP DIVIDENDS AND VOTING RIGHTS	8

5 TRANSFER, EXERCISE, LAPSE OF AWARDS AND INVESTED SHAREHOLDINGS	8

6 CHANGE OF CONTROL	10

7 VARIATIONS OF CAPITAL	11

8 MISSTATEMENT	11

9 ADMINISTRATION AND AMENDMENT OF THE PLAN	12

10 TERMINATION	13

11 GOVERNING LAW	13

SCHEDULE 1	14

SCHEDULE 2	15

SCHEDULE 3	16

APPENDIX 1	17

i

RULES OF THE WPP PLC2

ANNUAL BONUS DEFERRAL PROGRAMME

1	DEFINITIONS

1.1	In these Rules the following words and expressions shall have, where the context so admits, the meanings set forth below:

“Acceptance Date” means the date (if any) by which an Eligible Employee must state a preference for the grant of a Bonus Share Award or a Bonus Share Right made pursuant to Rule 2.

“Acceptance Notice” means the notice signed by an Eligible Employee in accordance with Rule 2 to acquire an Invested Shareholding.

“Act” means the Companies Act 1985.3

“Annual Bonus” means the amount of annual bonus (if any), before the deduction of any taxes and social taxes, allocated to an Eligible Employee in respect of annual bonus arrangements, operated by a Participating Company, in respect of a Base Year.

“Award” means a Basic Share Award, a Basic Share Right, a Bonus Share Award or a Bonus Share Right, as the case may be.

“Award Certificate” means a notice confirming an Award made to a Participant.

“Base Year” means a financial year of the Company.

“Basic Award” means the Annual Bonus that the Board determines that would have been paid to an Eligible Employee in respect of a Base Year, in respect of annual bonus arrangements, operated by a Participating Company if the Eligible Employee had not expressed a preference to participate under this Program.

“Basic Share Award” means an irrevocable contingent award of Shares, such number of Shares being determined by the Board on the Date of Award in accordance with Schedule 1.

“Basic Share Right” means an option to acquire Shares where the option price for all the Shares subject to the option shall be £1 (or such other amount determined by the Board) such number of Shares being determined by the Board on the Date of Award in accordance with Schedule 1.

“Board” means the board of directors of the Company or a committee to whom they have delegated their powers for the purposes of this Program, which, where the circumstances require, shall include but not limited to the Compensation Committee.

“Bonus Share Award” means an irrevocable contingent award of Shares, such number of Shares being determined by the Board on the Date of Award in accordance with Schedule 2.

[2]	Amended by Resolution of the Compensation Committee dated 17 December 2008
[3]	Inserted by resolution of the Compensation Committee dated 4 August 2008

“Bonus Share Right” means an option to acquire Shares where the option price for all the Shares subject to the option shall be £1 (or such other amount determined by the Board) such number of shares being determined by the Board on the Date of Award in accordance with Schedule 2.

“Close Period” means such time as the directors or other employees of the Company are prohibited from dealing in Shares, for whatever reason, in accordance with the “Model Code for Transactions” or such code as the Company may have adopted from time to time or such other statutory order, regulation or other prohibition from dealing in Shares or rights over Shares;

“Company” means

(a)	for the period before 25 October 2005 the reference shall be to WPP 2005 Limited, a private limited company incorporated in England and Wales with registered number 1003653;

(b)	for the period between 25 October 2005 and 18 November 2008 the reference shall be to WPP 2008 Limited, a private limited company incorporated in England and Wales with registered number 5537577;

(c)

for the period between 19 November 2008 and the Effective Date, the reference shall be to WPP plc, a public limited company incorporated in Jersey with registered number 101749, to be re-named WPP 2012 plc; and

(d)	for the period from and including the Effective Date the reference shall be to WPP plc, a public limited company incorporated in Jersey with registered number 111714.[4] [5]

“Change of Control” means an occurrence where any person, partnership, corporation, trust or similar entity or group acquires in a transaction of a series of transactions more than 50% of the voting securities of the Company6.

“Date of Award” means the date on which an Award is granted in accordance with the provisions of Rule 2.

“Dealing Day” means any day on which the London Stock Exchange is open for the transaction of business.

“Dividend Shares” means Shares awarded under Rule 4.4.

“Effective Date” means the date on which the Scheme, as set out in part 3 of the circular to share owners of WPP plc, a company registered in Jersey with company number 101749, relating to the recommended proposals for the introduction of a new parent company becomes effective, expected to be 2 January 2013.7 8 9

“Eligible Employee” means an executive director or employee of a Participating Company who is eligible to receive an Annual Bonus.

[4]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[5]	Further amended by Resolution of the Compensation Committee dated 12 November 2012
[6]	Amended by Resolution of the Compensation Committee dated 12 November 2012
[7]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[8]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[9]	Amended by Resolution of the Compensation Committee dated 12 November 2012

“Exercise Period” means the period of ten years starting with the Date of Award or such other period as may be determined by the Board prior to the making of an Award.

“Group” means the Company and its Subsidiaries together with any other body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company and in relation to which either the Company is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights or has the power to control the composition of the board of directors of that body corporate. The expression “member of the Group” shall be construed accordingly.

“Invested Amount” means the amount of Net Annual Bonus with which an Eligible Employee purchases Shares pursuant to the Program; being a multiple of 10%, but not less than 10%, of the Net Annual Bonus.

“Invested Shareholding” means such number of Shares as is purchased by or on behalf of an Eligible Employee with his Invested Amount in accordance with these Rules (and in particular in accordance with Rule 2.5 and Schedule 3) and which he undertakes to hold pursuant to the terms of the Program for the Vesting Period applicable to any relevant Bonus Share Award or Bonus Share Right.

“Market Value” means in relation to a Share, its value as calculated by reference to its middle market quotation as derived from the Daily Official List of the London Stock Exchange published on the Dealing Day preceding the Date of Award (or at the discretion of the Board on such other date or dates as the Board deems in its discretion to be reasonable) and in relation to a WPP Receipt, the average of the high and low prices reported by Nasdaq on the Date of Award (or at the discretion of the Board on such other date as the Board deems reasonable).

“Net Annual Bonus” means the amount of the Annual Bonus after the deduction of all taxes and/or employees’ social taxes properly deductible therefrom (adjusted as the Board at its discretion deems reasonable to take account of tax allowances and exemptions).

“Original Accounts” means any accounts or other data used to assess the extent to which a Relevant Performance Condition is or was satisfied.16

“Participant” means any Eligible Employee to whom an Award has been granted. Reference to a Participant shall include, where the context so admits or requires, his personal representative(s).

[10]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[11]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[12]	Definition of “New WPP” removed by Resolution of the Compensation Committee dated 12 November 2012
[13]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[14]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[15]	Definition of “Old WPP” removed by Resolution of the Compensation Committee dated 12 November 2012
[16]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[17]	Definition of “Original WPP” removed by Resolution of the Compensation Committee dated 12 November 2012

“Participating Companies” means those companies in the Group which the Board determine shall be the participating companies.18

“Participating Country” means the country to which the Program will be extended and consequently any Subsidiary of the Company which is registered in that country, unless the Board determines to exclude that subsidiary.

“Performance Related Remuneration” means any element of the Participant’s remuneration (payable in cash or shares and including, for the avoidance of doubt, any Bonus Share Award or Bonus Share Right paid or payable under this Program) where the payment, or the extent of the payment, of that remuneration is determined, at least in part, by reference to a Relevant Performance Condition.19

“Period” means a period of 4 weeks.

“Program” means this Program which shall be known as the WPP plc Annual Bonus Deferral Program20 as constituted in accordance with these Rules.

“Program Year” means a financial year of the Company commencing immediately after a Base Year.

“Relevant Performance Condition” means a condition or term which affects the amount of any remuneration of a Participant (for the avoidance of doubt, payable in cash or shares) that vests, is exercisable or receivable and which depends on any measure of performance including the financial performance of the Company, the Group or any business (or part of any business) or company within the Group.21

“Rules” means the rules of this Program and includes any amendments effected in accordance with Rule 922 from time to time in force.

“Scheme” means a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 or with or subject to any modification, addition or condition approved or imposed by the Royal Court of Jersey relating to proposals for the introduction of a new parent company.23 24 25

“Service Factor” means a number between zero and 1 determined by dividing the number of Periods within the Vesting Period prior to the date of the Change of Control or, as the case may be, the date on which the Company passes a resolution for the winding-up of the Company or the date on which the assets of the Company are declared en désastre by the total number of Periods in the Vesting Period (provided that the Board shall have power in all cases to vary the resulting numbers, provided that it may never exceed 1).26

“Shares” means fully paid ordinary shares in the capital of the Company or at the discretion of the Board a WPP Receipt.

[18]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[19]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[20]	Amended by Resolution of the Compensation Committee dated 17 December 2008
[21]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[22]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010
[23]	Amended by Resolution of the Compensation Committee dated 18 August 2005
[24]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[25]	Amended by Resolution of the Compensation Committee dated 12 November 2012
[26]	Amended by Resolution of the Compensation Committee dated 29 September 2008

“Subsidiary” means a company as defined by Section 736 of the Act, or as the context may require, articles 2 and 2A of the Companies (Jersey) Law 1991.27

“Tax Liability” means the amount of all taxes and/or primary social security taxes which any person would be required to account for to any taxation authority by reference to an Award or an Invested Shareholding.

“Transfer” means the receipt by transfer of the Shares which are the subject of an Award or an Invested Shareholding, which shall include at the discretion of the Board the transfer of Treasury Shares of the Company (and derivative terms shall be construed accordingly).28

“Treasury Shares” means any Shares which are purchased by the Company in accordance with Article 57 of the Companies (Jersey) Law 1991 and held by the Company as treasury shares pursuant to Article 58A of the Companies (Jersey) Law 1991. 29 30

“Trustees” means the trustees for the time being of any employee benefit trust established for the benefit of some or all of the Eligible Employees.

“Vesting Period” means a period of four Program Years, (or such other period as is determined by the Board prior to a Date of Award), commencing on the first date in the Program Year in which the Date of Award falls.

“WPP ADS” means an American depository share representing Shares pursuant to any American depository share arrangement sponsored by the Company.

“WPP Receipt” means an American Depository Receipt evidencing WPP ADSs.

1.2	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3

Reference in these Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules mutatis mutandis as if they were an Act of Parliament.

1.4	The headings to these Rules are for the sake of convenience only and shall be ignored when construing the Rules.

2	AWARDS AND INVESTED SHAREHOLDINGS

2.1	For each Base Year the Board shall select those Participating Companies whose Eligible Employees are to participate in the Program and shall decide in relation to each such Eligible Employee:
(a)	the number of Shares (as determined in accordance with Schedule 1) which are to be the subject of any Basic Share Award or any Basic Share Right and the Vesting Period applicable thereto;

(b)

subject to Rule 2.4, the number of Shares which are to be the subject of any Bonus Share Award or any Bonus Share Right (as determined in accordance with Schedule 2) and the Vesting Period applicable thereto; and

[27]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[28]	Amended by Resolution of the Compensation Committee dated 4 August 2008
[29]	Inserted by resolution of the Compensation Committee dated 4 August 2008
[30]	Amended by Resolution of the Compensation Committee dated 29 September 2008

(c)

whether an Eligible Employee may be invited to acquire an Invested Shareholding with some or all of their Net Annual Bonus for the Base Year and the Acceptance Date in relation to such acquisition, provided that such invitation may only be accepted in relation to an Eligible Employee who is not granted a Basic Share Award or a Basic Share Right.

2.2

An Award Certificate shall be issued to each Participant specifying the number of Shares subject to the Award, the Vesting Period, the number of Shares in any Invested Shareholding, and, in relation to a Basic Share Right or a Bonus Share Right, the Exercise Period.

2.3	No Award shall be granted:

(a)

unless an Eligible Employee is employed by a Participating Company at the Date of Award and is not under notice to leave at such date whether such notice has been given to or by the Eligible Employee; and

(b)	unless otherwise agreed by the Board, during a Close Period.

2.4	To apply to acquire an Invested Shareholding, an Eligible Employee must return to the Board (or to such person as it directs) no later than the Acceptance Date:

(a)	the Acceptance Notice, duly signed; and

(b)	confirmation of the method of payment of the Invested Amount by such method specified in the invitation.

2.5

By signing the Acceptance Notice the Eligible Employee will agree that his Invested Amount will be applied by the Trustees to purchase his Invested Shareholding on the Date of Award (or at the discretion of the Board, on such other date as the Board deems reasonable) and that his Invested Shareholding will be held by the Trustees as his nominee pursuant to the Rules. At the discretion of the Board, his Invested Shareholding may be calculated in accordance with Schedule 3. His Invested Amount may be converted at the discretion of the Board into pounds Sterling or US Dollars at the mid-market spot rate for that currency at the close of business as shown in the Financial Times, on the Dealing Day immediately preceding the Date of Award (or at the discretion of the Board, on such other date as the Board deems reasonable).

2.6

If the Board decides not to grant any Award to an Eligible Employee who has paid an Invested Amount, that Invested Amount shall be returned to the Eligible Employee as soon as practicable thereafter, and without any liability to pay interest or any other amount thereon.

2.7	The number of Shares in respect of which Awards may be granted under the Program on any day which are to be satisfied by the issue of Shares when added to the aggregate of:

(a)	the number of Shares which immediately prior to that day have been or are to be issued to satisfy outstanding Awards under the Program; and
(b)

the number of Shares which immediately prior to that day have been or are to be issued to satisfy options or awards granted or made under any other employees’ share scheme of any member of the Group in the ten years immediately before that day;

shall not exceed 10% of the issued ordinary share capital of the Company for the time being, and for the purposes of this Rule, any Treasury Shares that are or are to be transferred for the purpose of satisfying options or other awards shall be taken as being Shares that are issued or to be issued for that purpose. 31 32

[31]	Inserted by resolution of the Compensation Committee on 4 August 2008
[32]	Amended by resolution of the Compensation Committee on 29 September 2008

3	FORFEITURE OF AWARDS

3.1

An Award shall be personal to a Participant and neither any Award, nor any rights under any Award may be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any other person and if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of any rights under an Award, such rights, shall forthwith lapse.

3.2

Subject to Rule 5, Bonus Share Awards and Bonus Share Rights granted to a Participant in respect of an Invested Shareholding shall be granted contingently on the continuous holding by or on behalf of a Participant of the Invested Shareholding during the Vesting Period.

3.3

Subject to Rule 5, during the Vesting Period the Participant may not withdraw, transfer, pledge, assign, charge or otherwise dispose of all or part of any Invested Shareholding unless the Board, in its absolute discretion, determines otherwise; if a Participant shall do, suffer or permit any such act or thing whereby he would or might be deprived of any Invested Shareholding, the corresponding Bonus Share Award or Bonus Share Rights shall forthwith lapse (unless the Board in its absolute discretion determines otherwise).

4	DIVIDENDS, SCRIP DIVIDENDS AND VOTING RIGHTS

4.1

Bonus Share Awards and Bonus Share Rights granted to a Participant in respect of an Invested Shareholding shall be granted contingently on the Participant waiving any right to all dividends or scrip dividends declared in respect of the Invested Shareholding until such Invested Shareholding is Transferred to the Participant.

4.2	In relation to an Invested Shareholding, a Participant shall not be entitled to instruct the Trustees on:

(a)	how to vote or abstain from voting; and

(b)	whether to accept or reject any offer.

4.3	If dividends or scrip dividends are declared by reference to a record date prior to the Transfer in respect of any Awards, the dividends or scrip dividends shall belong and be paid to the Trustees.

4.4

Where a dividend is declared by reference to a record date after the Date of Award and paid before the Transfer, the amount which would have been paid on the Shares subject to the Basic Share Award, Basic Share Right and the Invested Shareholding will be used to acquire Dividend Shares (acquired by the Trustees at the best price reasonably available to them) calculated by reference to the dividend which would have been paid.

4.5	The Trustees shall, at their discretion, be entitled to vote or abstain from voting in respect of the Shares which are the subject of any Award.

5	TRANSFER, EXERCISE, LAPSE OF AWARDS AND INVESTED SHAREHOLDINGS

5.1

The Shares subject to a Basic Share Award, subject to such adjustment as may be required pursuant to Rule 8[33], a Bonus Share Award and an Invested Shareholding shall be Transferred to the Participant in full or in part as soon as reasonably practicable after the final day of the

[33]	Inserted by Resolution of the Compensation Committee dated 11 May 2010

Vesting Period together with such number of Dividend Shares, as the Board determines appropriate, earned in respect of the Basic Share Awards or Invested Shareholding subject to the provisions of this Rule 5 and Rule 6. No Shares shall be Transferred during any Close Period, but shall be Transferred as soon as reasonably practicable thereafter.

5.2

For the avoidance of doubt, the Participant is not, with the exception of Invested Shareholdings, the beneficial owner of any Shares awarded under this Program until such time as they are Transferred, and only then will the Participant have the legal and beneficial ownership of the Shares.

5.3

A Basic Share Right or, subject to such adjustment as may be required pursuant to Rule 8[34], a Bonus Share Right may be exercised in whole or in part by the Participant during the Exercise Period by delivery to the Company (or to such other person as it shall direct) of a notice in the form prescribed by the Board and signed by the Participant, together with the appropriate option price. The date of receipt of such notice shall be deemed to be the date of exercise of the right and the Shares, together with such number of Dividend Shares as the Board determines appropriate, earned in respect of the Basic Share Rights, shall be Transferred as soon as reasonably practicable thereafter. A Basic Share Right or a Bonus Share Right shall lapse and become of no effect at the expiry of the Exercise Period.

5.4	A Basic Share Right or a Bonus Share Right shall not become exercisable prior to the end of the Vesting Period and shall be subject to the provisions of this Rule 5 and Rule 6.

5.5

If the Participant ceases employment with the Group for any reason in relation to a Basic Share Award, Invested Shareholding and Dividend Shares, the Shares shall be Transferred to the Participant as soon as is reasonably practicable following the date of cessation, unless the Board in its absolute discretion, determines otherwise within a period of 14 days of the date of cessation. Without prejudice, it is intended that this discretion will not normally be exercised in cases other than cessation of employment by reason of gross misconduct.

5.6

If the Participant ceases employment with the Group for any reason in relation to a Basic Share Right, the right shall become exercisable for a defined period unless, within 14 days of the date of cessation of employment the Board, in its absolute discretion, determines otherwise, (without prejudice it is intended that this discretion will not normally be exercised in cases other than cessation of employment by reason of gross misconduct). The defined period will commence 14 days after the date of cessation of employment and end on the earlier of 30 days later and the end of the Exercise Period. Thereafter the right shall lapse.

5.7

The Trustee may decide that, instead of the Shares to which the Participant would otherwise be entitled under this Program, the Participant will be paid the cash alternative. The cash alternative will be determined using the following formula:

MV x N

where	MV is the Market Value of .a Share on such date as the Board may select falling within the period of 30 days following:

(i)	the end of the Vesting Period in respect of a Basic Share Award, a Bonus Share Award and an Invested Shareholding; and

(ii)	the date of exercise in respect of a Basic Share Right or a Bonus Share Right; and

[34]	Inserted by Resolution of the Compensation Committee dated 11 May 2010

N

is the number of Shares vesting under a Basic Share Award, a Bonus Share Award (subject to such adjustment as may be required pursuant to Rule 835) or an Invested Shareholding or in respect of a Basic Share Right or Bonus Share Right the number of rights being exercised (again, subject to such adjustment as may be required pursuant to Rule 836), together with such number of Dividend Shares as the Board determines appropriate earned in respect of the Basic Share Award, Invested Shareholding or Basic Share Right.

As soon as reasonably possible after the Board has made its decision, subject to Rule 9.837, the Trustee must pay the Participant the cash alternative (or arrange for it to be paid to him).

6	CHANGE OF CONTROL

6.1

If there is a Change of Control, other than a Change of Control arising as a result of a Scheme which the Board determines will not entitle Participants to have the Shares in their Awards transferred to them or to exercise their Awards[38], the Trustees shall as soon as is reasonably practicable after the Change of Control Transfer to the Participant:

(a)	all of his Invested Shareholding; or

(b)	all of the Shares subject to his Basic Share Award; and

(c)	the number of Shares subject to his Bonus Share Award multiplied by the Service Factor (and the remainder of the Award shall lapse and be of no effect); and

(d)	all of his Dividend Shares

6.2

If the Company passes a resolution for the winding up of the Company or the assets of the Company are declared en désastre[39], the Trustees shall as soon as is reasonably practicable Transfer to the Participant:

(a)	all of his Invested Shareholding; or

(b)	all of the Shares subject to his Basic Share Award; and

(c)	the number of Shares subject to his Bonus Share Award multiplied by the Service Factor (and the remainder of the Award shall lapse and be of no effect); and

(d)	all of his Dividend Shares.

6.3

In the circumstances set out in Rules 6.1 and 6.2 (unless the Board has determined pursuant to Rule 6.1 that Participants will not be entitled to have the Shares in their Awards transferred to them or to exercise their Awards)[40], the Board shall immediately notify Participants of the relevant event and:

(a)

a Participant’s Basic Share Right shall become exercisable for a period of 60 days (or such other period as the Board determines appropriate) immediately following the relevant event over all of the Shares subject to the right and thereafter the right shall lapse and be of no effect; and

[35]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[36]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[37]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010
[38]	Amended by Resolution of the Compensation Committee dated 12 November 2012
[39]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[40]	Words in brackets inserted by Resolution of the Compensation Committee dated 12 November 2012.

(b)

the Participant’s Bonus Share Right shall become exercisable for the period of 60 days immediately following the relevant event over that number of Shares subject to the right multiplied by the Service Factor and the remainder of the right shall lapse and be of no effect; and

(c)	to the extent that the rights are not exercised thereafter they shall lapse and become of no effect.

7	VARIATIONS OF CAPITAL

7.1

In the event of any capitalisation issue, rights issue, rights offer or the issue of shares as consideration for an acquisition or any sub-division, consolidation, reduction or other variation of the capital of the Company or any specie dividend, demerger or in such other circumstances as the Board determine, the Board may:

(a)	make such adjustment(s) to the Invested Shareholdings and the Awards, as the Board, in its absolute discretion, considers fair and reasonable; and

(b)	confirm to each Participant any such adjustment(s) made to his Invested Shareholdings and his Awards,

provided that in each case the Company’s auditors confirm that such adjustment is fair and reasonable.

8	MISSTATEMENT[41]

8.1	The provisions of 8.2 will apply if:

(a)	a Participant has committed an act of fraud, dishonesty or deceit in relation to a company in the Group;

(b)

as a result of the actions or omissions of a Participant, any Original Accounts are required to be materially corrected, or any accounts or other data for a later period include write downs, adjustments or other items; or

(c)

a Participant knew or ought reasonably to have known, given that Participant’s role and position in the Group, that the relevant financial performance or other data by reference to which a Relevant Performance Condition was measured was materially different than shown in the Original Accounts;

and the Compensation Committee considers that the quantum of any Performance Related Remuneration of that Participant would have been affected if the circumstance or circumstances referred to in (a), (b) or (c) above had been known of, acted upon or otherwise taken into account at the relevant time.

8.2

In the event that the Compensation Committee determines that it would be clear to a reasonable, objective assessor that one of the events as detailed in Rule 8.1 above has occurred the Compensation Committee shall be entitled, but in no circumstances shall be obliged, to take action as described in Rule 8.3 below.

[41]	Inserted by Resolution of the Compensation Committee dated 11 May 2010

8.3	The Compensation Committee may determine that:

(a)	an Award is cancelled in its entirety; or

(b)	the number of Shares comprised in an Award will be reduced by such amount and/or in such manner as the Compensation Committee determines.

For the avoidance of doubt, this Rule 8.3 may be operated in respect of Awards where the event or events in respect of which the Compensation Committee has made a determination under Rule 8.2 relates to Performance Related Remuneration under another Award or another plan.

9	ADMINISTRATION AND AMENDMENT OF THE PLAN

9.1	The Board, with the consent of the Trustees, may at any time alter or add to all or any of the provisions of the Program in any respect, provided that:

(a)	no alteration or addition to the advantage of Participants or potential Participants shall be made under this Rule to any Rule of the Program relating to:

(i)	Participants or Eligible Employees;

(ii)	limitations on the number of Shares or amount of cash subject to the Program;

(iii)	the maximum entitlement for any one Participant; and

(iv)

the basis for determining a Participant’s entitlement to Shares or cash to be provided under the Program, and the terms of that entitlement, and for the adjustment thereof if in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital of the Company without the prior approval by ordinary resolution of the members of the Company in general meeting, other than a minor amendment to benefit the administration of the Program, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any Participant or any member of the Group; and

(b)	any alteration or addition which would abrogate or adversely affect to any material extent the subsisting rights of a Participant shall not be made without the consent of such Participant.[42]

9.2

Any matter pertaining or pursuant to the Program which is not dealt with by these Rules, and any uncertainty as to the meaning of these Rules, shall be determined or resolved by the decision of the Board. Any such decision shall be final and conclusive.

9.3	The Company may (but shall not be obliged to) distribute to Participants copies of any notice or document sent by the Company to the holders of Shares.

9.4

No account shall be taken of Invested Shareholdings or the grant of Awards or rights in prospect under them for the purposes of any redundancy payments or severance scheme operating within a member of the Group.

[42]	Amended by resolution of the Compensation Committee dated 4 August 2008

9.5

The rights and obligations of any individual under the terms of his office or employment with a member of the Group shall not be affected by his participation in the Program or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise or may arise from this ceasing to have rights under or be entitled to Shares subject to any Award under the Program or any Invested Shareholding as a result of such termination or from the loss or diminution in value of such rights or entitlements.

9.6	The Company shall bear the costs of establishing and administering the Program.

9.7

A Participant may at any time renounce an Award (in whole or in part) by serving notice in writing on the Board of such intention. The renunciation shall be effective from the date of receipt of such notice by the Board.

9.8

In the event that a Tax Liability becomes due from any person (the “relevant person”) on the Transfer of Shares subject to an Award or an Invested Shareholding or Dividend Shares or on the exercise of a Basic Share Right or a Bonus Share Right or on the payment of the cash alternative under Rule 5.7, no Transfer or payment will occur unless:

(a)	the relevant person is able to deduct an amount equal to the whole of the Tax Liability from the Participant’s net pay for the next pay period; or

(b)	the Participant has paid to the relevant person an amount equal to the Tax Liability; or

(c)

the sum of the amount that the Participant has paid to the relevant person in respect of the relevant person’s obligation to satisfy the Tax Liability and the total amount that the relevant person is able to deduct from the Participant’s net pay for the next pay period is equal to or more than the Tax Liability; or

(d)	the Board or relevant Board determines otherwise.

In the absence of Rules 9.8(a) to 9.8(d)43 applying, the Participant will be deemed to have given irrevocable instructions to the Company’s brokers (or any person acceptable to the Company) for the sale of sufficient Shares acquired under this Program to realise an amount equal to the Tax Liability and the payment of the Tax Liability to the relevant person.

9.9

A Participating Company may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purposes of the Program, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 1985 or, as the context may require, the Companies (Jersey) Law 1991.[44]

10	TERMINATION

The Board reserves the right to terminate this Program at any time, but any rights of Participants then subsisting shall remain in force.

11	GOVERNING LAW

These Rules shall be governed by and construed in accordance with English law.

[43]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010
[44]	Amended by Resolution of the Compensation Committee dated 29 September 2008

SCHEDULE 1

The number of Shares subject to a Basic Share Award or a Basic Share Right granted to an Eligible Employee shall be calculated as follows:

	N	=	BA

MV

Where	N	=	the number of Shares subject to such Award;

	BA	=	the Basic Award expressed in pounds sterling (or, at the discretion of the Board, US dollars), any currency conversion taking place at the mid-market spot rate for the relevant currency at the close of business published by the Financial Times on the day preceding the Date of Award (or at the discretion of the Board, on such other date as the Board deems reasonable); and

	MV	=	the Market Value of a Share.

SCHEDULE 2

The number of Shares subject to a Bonus Share Award or a Bonus Share Right granted to an Eligible Employee shall be calculated as follows:

M	=	X	x	Y

Z

Where		M	=	the number of Shares subject to such Award;

		X	=	0.25 where an Eligible Employee is granted a Basic Share Award or Basic Share Right and where a Basic Share Award or Basic Share Right is not granted 0.4 (or such other multipliers determined by the Board prior to the Date of Award, but not exceeding 1);

		Y	=	BA, where an Eligible Employee is granted a Basic Share Award or Basic Share Right and where a Basic Share Award or Basic Share Right is not granted, IA;

		IA	=	the Invested Amount;

		BA	=	the meaning in Schedule 1; and

		Z	=	the Market Value of a Share.

SCHEDULE 3

The number of Shares acquired as an Invested Shareholding, if the Board exercises its discretion in Rule 2.5, shall be calculated as follows:

Invested Shareholding		=	IA

Z

Where	IA	=	the Invested Amount expressed in US dollars; and

	Z	=	the Market Value of a WPP Receipt.

APPENDIX 145

Taxpayers Subject to Section 409A of the United States Internal Revenue Code

The plan will apply to participants who are taxpayers subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), with the following modifications:

1.

The plan shall be interpreted and construed in accordance with Section 409A. Any discretion afforded to any person or entity under the plan the existence of which itself would cause a participant to be taxed under Section 409A is hereby removed from the plan.

2.

Notwithstanding any provision in the plan to the contrary, if a participant is a “specified employee” within the meaning of Section 409A, any payment otherwise required to be made pursuant to the plan as a result of the participant’s “separation from service” within the meaning of Section 409A shall be delayed for 6 months following the date of the participant’s separation, if necessary to prevent the participant from being taxed under Section 409A. On the earliest date on which such payments can be made without violating the foregoing requirements of Section 409A, there shall (subject to Rule 9.846) be paid to the participant, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

3.	No Basic Share Rights or Bonus Share Rights shall be granted.

4.

In Rule 1.1, the definition of “Change of Control” shall be amended to read ““Change of Control” means an occurrence where any person, partnership, corporation, trust or similar entity or group acquires in a transaction or a series of transactions more than 50% of the voting securities of the Company and which constitutes a permissible payment event under U.S. Treasury Regulation Section 1.409A-3(A)(5)”.[47]

5.

In Rule 3.3, delete the word “withdraw” and at the end of Rule 3.3 add the sentence “A Participant may withdraw all or part of any Invested Shareholding on account of an “unforeseeable emergency” within the meaning of Section 409A.”

6.

In Rule 5.1, after the words “Vesting Period” add the parenthetical “(but in no event later than the later of (i) the December 31st immediately following the final day of the Vesting Period, or (ii) two and one-half months following the final day of the Vesting Period)”.

7.	In Rule 5.5, delete “as soon as is reasonably practicable” and add “within 90 days”.

8.	In Rule 6.1, delete “as soon as is reasonably practicable” and add “within 90 days”[48]”[49] .

9.	Rule 6.2 shall not apply.

10.	Notwithstanding the foregoing, any award under the plan shall not be subject to the provisions of this Appendix 1 to the extent such award is earned and vested prior to January 1, 2005.

[45]	Amended by Resolution of the Compensation Committee dated 9 August 2007
[46]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010
[47]	Inserted by resolution of the Compensation Committee dated 21 October 2008
[48]	Amended by resolution of the Compensation Committee dated 29 September 2008
[49]	Second amendment deleted by Resolution of the Compensation Committee dated 21 October 2008